Exhibit 4(a)

FOURTH AMENDING AGREEMENT

THIS AGREEMENT is made as of January 25, 2016,

BETWEEN:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation subsisting under the laws of Canada (hereinafter referred to as the “Borrower”),

OF THE FIRST PART,

- and -

THE FINANCIAL INSTITUTIONS SET FORTH ON THE SIGNATURE PAGES HEREOF UNDER THE HEADING “LENDERS:”(hereinafter referred to collectively as the “Lenders” and individually a Lender),

OF THE SECOND PART,

- and -

THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),

OF THE THIRD PART.

WHEREAS the Borrower has requested that each of the Lenders extend the Maturity Date applicable to such Lenders by one year;

AND WHEREAS Comerica Bank (the “Withdrawing Lender”) will not be continuing as a Lender from and after the date hereof;

AND WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.	Interpretation

1.1	In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time.

“Credit Agreement” means the credit agreement made as of December 11, 2009 between the Borrower, The Bank of Nova Scotia and the other financial institutions party thereto as lenders and the Agent, as agent of such lenders, as amended and supplemented by the first amending agreement made as of September 23, 2011, the second amending agreement made as of May 24, 2013 and the third amending agreement made as of July 8, 2014.

1.2	Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

1.3

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.

1.4	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.	Extension, Amendments and Supplements

2.1	Extension of Maturity Date. The parties hereto confirm and agree that the Maturity Date applicable to each Lender shall be and is hereby extended to May 31, 2020.

2.2

Decrease in Credit Facility. The existing definition of “Credit Facility” contained in Section 1.1 of the Credit Agreement is hereby amended to delete “U.S.$3,500,000,000” where it appears in the first line thereof and to substitute therefor the amount of “U.S.$3,400,000,000”. The parties hereto confirm and agree that the maximum principal amount of the Credit Facility is decreased to U.S.$3,400,000,000 from U.S.$3,500,000,000.

2.3

New Schedule A; Revised Commitments. Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit 1 attached hereto to confirm the Commitment of each of the Lenders to the amount set forth opposite its name on such new Schedule A.

2.4

New Definitions of “Anti-Corruption Laws”, “Fourth Amendment” and “Patriot Act”. Section 1.1 of the Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:

“ “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.”

“ “Fourth Amendment” means the fourth amending agreement dated as of January 25, 2016 between the Lenders, the Agent and the Borrower amending credit agreement made as of December 11, 2009 between the Borrower, the financial institutions party thereto as lenders and the Agent, as agent of such lenders, as amended and supplemented.”

“ “PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.”

2.5

Definition of “Applicable Pricing Rate”. The existing definition of “Applicable Pricing Rate” contained in Section 1.1 of the Credit Agreement is amended by deleting the table contained therein and replacing it with the following:

Level	S&P/Moody’s Rating	Margin on Canadian Prime Rate Loans and U.S. Base Rate Loans	Margin on Libor Loans and Acceptance Fees for Bankers’ Acceptances	Standby Fee on Credit Facility

1	A or above/A2 or above	0.00% per annum	0.80% per annum	0.1600% per annum

2	A-/A3	0.00% per annum	1.00% per annum	0.2000% per annum

3	BBB+/Baal	0.20% per annum	1.20% per annum	0.2400% per annum

4	BBB/Baa2	0.45% per annum	1.45% per annum	0.2900% per annum

5	BBB- or below/Baa3 or below or if not rated by either S&P or Moody’s	0.70% per annum	1.70% per annum	0.3400% per annum

2.6

Definition of “Canadian Prime Rate”. The existing definition of “Canadian Prime Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by adding the following as the last sentence thereof:

“If the Canadian Prime Rate as determined above is less than zero, then the Canadian Prime Rate shall be deemed to be zero.”

2.7	Definition of “CDOR Rate”. The existing definition of “CDOR Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by adding the following as the last sentence thereof:

“If the CDOR Rate as determined above is less than zero, then the CDOR Rate shall be deemed to be zero.”

2.8

Definition of “Defaulting Lender”. The existing definition of “Defaulting Lender” contained in Section 1.1 of the Credit Agreement is hereby amended by adding the following proviso to the end of clause (c) thereof:

“(provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent or the Borrower)”

2.9	Definition of “Libor Rate”. The existing definition of “Libor Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by adding the following as the last sentence thereof:

“If the Libor Rate as determined above is less than zero, then the Libor Rate shall be deemed to be zero.”

2.10

Definition of “Majority of the Lenders”. The existing definition of “Majority of the Lenders” contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

“ “Majority of the Lenders” means those Lenders the Commitments of which are, in the aggregate, at least 50.1% of the Commitments of all Lenders hereunder.”

2.11	New Representations. Section 8.1 of the Credit Agreement is hereby amended by adding the following as new Section 8.1(o):

“(o) Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(i)

The Borrower and its Subsidiaries are in compliance with applicable Anti-Corruption Laws and applicable Sanctioned Person Legislation and Sanction Regulations in all material respects. None of the Borrower, any Subsidiary or to the knowledge of a senior officer of the Borrower any of their respective directors, officers or employees is a Person designated under applicable Sanctioned Person Legislation or Sanction Regulations. No use of the proceeds of any Loan will violate applicable Anti-Corruption Laws or Sanctioned Person Legislation and Sanction Regulations.

(ii)

Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act, to the extent applicable to them.

2.12	Amendment to Use of Proceeds Covenant. Section 9.1(d) of the Credit Agreement is hereby amended by deleting the period at the end there of and replacing it with the following:

“and shall not use the proceeds of any Loan (i) to make a payment or give money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctioned Person Legislation and Sanction Regulations.”

2.13	Deletion of Long Term Debt to EBITDA Covenant. Section 9.1(e) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Deleted]”:

2.14	Debt to Capital Covenant. Section 9.1(f) of the Credit Agreement is hereby amended by deleting the reference therein to “0.60 to 1” and replacing it with “0.65 to 1”.

2.15

Amendment of Sanctions Covenant. Section 9.1(n) of the Credit Agreement is hereby amended by adding the words “all Anti-Corruption Laws,” before each occurrence therein of the words “all Sanctioned Person Legislation”.

2.16	New PATRIOT Act Covenant. Section 9.1 of the Credit Agreement is hereby amended by adding the following provision as a new Section 9.1(o):

“(o) PATRIOT Act Compliance.

The Borrower will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.”

2.17	Event of Default Dollar References.

(a)	Sections 10.1(g), 10.1(j) and 10.1(k) of the Credit Agreement are hereby amended to delete each of the references therein to “U.S.$100,000,000 or the Equivalent Amount thereof in

Canadian Dollars or the equivalent thereof in any other currency” and, in each case, to substitute therefor a reference to “the greater of (a) U.S.$100,000,000 and (b) 2% of the amount that would, in accordance with GAAP, be classified upon the consolidated balance sheet of the Borrower at such time as shareholders’ equity (or, in each case, the Equivalent Amount thereof in Canadian Dollars or the equivalent thereof in any other currency)”; and

(d)

Section 10.1(m) of the Credit Agreement is hereby amended to delete each of the references therein to “the Equivalent Amount in United States Dollars of U.S.$100,000,000 (or the equivalent thereof in any other currency)” and, in each case, to substitute therefor a reference to “the greater of (a) U.S.$100,000,000 and (b) 2% of the amount that would, in accordance with GAAP, be classified upon the consolidated balance sheet of the Borrower at such time as shareholders’ equity (or, in each case, the Equivalent Amount thereof in Canadian Dollars or the equivalent thereof in any other currency)”.

2.18

Capital Adequacy. Section 11.3 of the Credit Agreement is hereby amended by (a) deleting the words “after the date hereof” contained in the first sentence of clause (1) thereof and replacing them with the words “as of the date of the Fourth Amendment”; and (b) adding the following as a new Section 11.3(3):

“(3) Without limiting the generality of the foregoing, the term “change” as that term is used in the first sentence of Section 11.3(1) shall include (i) any change after the date of the Fourth Amendment in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of the Fourth Amendment which affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of the Fourth Amendment, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of the Fourth Amendment.”

2.19

Exchange and Confidentiality of Information. Section 14.1 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (g), replacing the “.” at the end of clause (h) with “;” and adding the following new clauses at the end thereof:

“(i)

the Agent and the Lenders may disclose the Information to any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder where such party agrees to be under a like duty of confidentiality to that contained in this Section;

(j)	the Agent and the Lenders may disclose the Information on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility; and

(k)

the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Documents, and the Commitments.”

2.20	Defaulting Lender Repurchase. Section 14.2(5) of the Credit Agreement is hereby amended by adding words “at par” immediately following the word “purchase”.

2.21	Lender Assignment. Section 14.6(1) of the Credit Agreement is hereby amended by adding the following as a new Section 14.6(1):

“(1) Any Lender may, with the prior written consent of each of the Borrower, each Swingline Lender and the Agent, which consents shall not be unreasonably withheld, conditioned or delayed, assign an interest in its Commitment, its Rateable Portion of the Loans and its rights under the Documents; provided that (a) such consent of (i) the Borrower shall not be required during the continuance of an Event of Default and (ii) the consent of the Borrower, each Swingline Lender and the Agent shall not be required if such assignment is to a Lender or an Affiliate of a Lender, (b) except during the continuance of an Event of Default or except with the consent of the Borrower and the Agent, such consents not to be unreasonably withheld, conditioned or delayed, no Lender shall, without the consent of the Borrower and the Agent, assign an interest in its Commitment if the effect of the same would be to have a Lender with a Commitment of less than U.S.$25,000,000 (such amount to be reduced in proportion to any partial reductions in the Credit Facility), (c) it shall be a precondition to any such assignment that the contemplated assignee Lender shall have paid to the Agent, for the Agent’s own account, a transfer fee of U.S.$3,500.00, and (d) no such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person). Upon any such assignment, the assigning Lender shall have no further obligation hereunder with respect to such interest. Upon any such assignment, the assigning Lender, the assignee Lender, the Agent and, if applicable, the Borrower shall execute and deliver an Assignment Agreement. Subject to the provisions of Section 9.2(b), the Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders.

3.	Fees

The Borrower hereby agrees to pay to the Agent, for each existing Lender which is extending the Maturity Date applicable to it pursuant hereto, a fee in United States Dollars in an amount equal to 0.045% of the Commitment of each such Lender.

4.	Representations and Warranties

The Borrower hereby represents and warrants as follows to each Lender and the Agent and acknowledges and confirms that each Lender and the Agent is relying upon such representations and warranties:

(a)	Status and Power

It is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada. It is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required, except where the failure to be so qualified would not have and would not reasonably be expected to have a Material Adverse Effect. It has all requisite capacity, power and authority to own, hold under licence or lease its properties necessary for the conduct of its business and to carry on its business as currently conducted. It has all requisite corporate capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(b)	Authorization and Enforcement

All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by the Borrower of this Agreement. It has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Agent and the Lenders in accordance with its terms, subject to applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and to the equitable and statutory powers of the courts having jurisdiction with respect thereto.

(c)	Compliance with Other Instruments

The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the charter or constating documents or by-laws of, or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower is a party or is otherwise bound or by which the Borrower benefits or to which its property is subject and do not require the consent or approval of any Governmental Authority or any other party of which the failure to have received or obtained would have or would reasonably be expected to have a Material Adverse Effect.

(d)	No Default

No Default or Event of Default has occurred and is continuing.

(e)	Credit Agreement Representations and Warranties

Each of the representations and warranties of the Borrower set forth in Article 8 of the Credit Agreement is true and accurate in all material respects as of the date hereof (except those representations and warranties which are stated to be made as at a specific date which were correct as of the date given).

The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by or on behalf of the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until the Credit Agreement has been terminated.

5.	Condition Precedent

The amendments and supplements to the Credit Agreement contained in herein shall be effective upon, and shall be subject to, the conditions precedent:

5.1	the Borrower shall have delivered to the Agent a fully executed copy of this Agreement;

5.2

the Borrower shall have delivered to the Agent an assignment or withdrawal letter from the Withdrawing Lender, in a form satisfactory to the Withdrawing Lender, the Agent and the Borrower (each acting reasonably), and payment of all amounts due to such Withdrawing Lender under the Credit agreement, subject to the terms of such withdrawal letter; and

5.3	the Borrower shall have paid to the Agent, for each applicable Lender, all fees agree to in writing by the Borrower including the fees required to be paid pursuant to Section 3 hereof.

The foregoing conditions precedents are inserted for the sole benefit of the Lenders and the Agent and may be waived in writing by the Lenders, in whole or in part (with or without terms and conditions).

6.	Confirmation of Credit Agreement and other Documents

The Credit Agreement and the other Documents to which the Borrower is a party and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this Agreement, shall be and continue to be in full force and effect and the Credit Agreement as amended and supplemented by this Agreement and each of the other Documents to which the Borrower is a party is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented, with such amendments and supplements in Section 2 hereof being effective from and as of the date hereof upon satisfaction of the condition precedent set forth in Section 5 hereof

7.	Further Assurances

The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

8.	Enurement

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

9.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Such executed counterparts may be delivered by facsimile or other electronic transmission and, when so delivered, shall constitute a binding agreement of the parties hereto.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:	/s/ Wayne Brownlee
	Name:	Wayne Brownlee
	Title:	Executive VP & CEO

By:	/s/ Kevin Graham
	Name:	Kevin Graham
	Title:	SVP, Strategy and Corporate Development

Fourth Amending Agreement – Potash (Syndicated)

LENDERS:

THE BANK OF NOVA SCOTIA

By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Managing Director & Head

By:	/s/ Chris Freeman
	Name:	Chris Freeman
	Title:	Associate Director

ROYAL BANK OF CANADA

By:	/s/ Stam Fountoulakis
	Name:	Stam Fountoulakis
	Title:	Authorized Signatory

BANK OF MONTREAL

By:	/s/ Matthew Brink
	Name:	Matthew Brink
	Title:	Vice President

EXPORT DEVELOPMENT CANADA

By:	/s/ Tamara Fathl
	Name:	Tamara Fathl
	Title:	Senior Associate

By:	/s/ Christine de Billy
	Name:	Christine de Billy
	Title:	Senior Financing Manager

Fourth Amending Agreement – Potash (Syndicated)

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Kevin Charko
	Name:	Kevin Charko
	Title:	Executive Director

By:	/s/ Stephen Redding
	Name:	Stephen Redding
	Title:	Managing Director

RABOBANK NEDERLAND, CANADIAN BRANCH

By:	/s/ Raj Joshi
	Name:	Raj Joshi
	Title:	Executive Director

By:	/s/ Valter Lourenco
	Name:	Valter Lourenco
	Title:	Vice President Senior Credit Analyst

THE TORONTO-DOMINION BANK

By:	/s/ Tim Thomas
	Name:	Tim Thomas
	Title:	Managing Director

By:	/s/ Stephen O’Neil
	Name:	Stephen O’Neil
	Title:	Vice President

BANK OF AMERICA, N.A., CANADA BRANCH

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

Fourth Amending Agreement – Potash (Syndicated)

HSBC BANK CANADA

By:	/s/ Jean-Philippe Gariazzo
	Name:	Jean-Philippe Gariazzo
	Title:	Director

By:	/s/ Glen Chui
	Name:	Glen Chui
	Title:	Associate

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

By:	/s/ Daniel Nanson
	Name:	Daniel Nanson
	Title:	Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

UBS AG CANADA BRANCH

By:	/s/ Darlene Arias
	Name:	Darlene Arias
	Title:	Director

By:	/s/ Houssem Daly
	Name:	Houssem Daly
	Title:	Associate Director

Fourth Amending Agreement – Potash (Syndicated)

US BANK, NATIONAL ASSOCIATION, CANADA BRANCH

By:	/s/ John P. Rehob
	Name:	John P. Rehob
	Title:	Vice President CTP and Principal Officer

SUMITOMO MITSUI BANKING CORPORATION OF CANADA

By:	/s/ Ming Chang
	Name:	Ming Chang
	Title:	Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

By:	/s/ Myra Martinez
	Name:	Myra Martinez
	Title:	Vice President

Fourth Amending Agreement – Potash (Syndicated)

AGENT:

THE BANK OF NOVA SCOTIA, in its capacity as Agent

By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Managing Director & Head

Fourth Amending Agreement – Potash (Syndicated)

EXHIBIT 1

SCHEDULE A

LENDERS AND COMMITMENTS

Lender	Commitment	Swingline Sub-Commitment

The Bank of Nova Scotia	Commitment: U.S.$400,000,000	Swingline Sub-Commitment: U.S.$125,000,000

Bank of Montreal	Commitment: U.S.$400,000,000	Swingline Sub-Commitment: U.S.$125,000,000

Royal Bank of Canada	Commitment: U.S.$400,000,000	Swingline Sub-Commitment: U.S.$125,000,000

Bank of America, N.A., Canada Branch	Commitment: U.S.$200,000,000

Bank of Tokyo-Mitsubishi UFJ (Canada)	Commitment: U.S.$200,000,000

Canadian Imperial Bank of Commerce	Commitment: U.S.$200,000,000	Swingline Sub-Commitment: U.S.$62,500,000

HSBC Bank Canada	Commitment: U.S.$200,000,000

Rabobank Nederland, Canadian Branch	Commitment: U.S.$200,000,000

The Toronto-Dominion Bank	Commitment: U.S.$200,000,000	Swingline Sub-Commitment: U.S.$62,500,000

Export Development Canada	Commitment: U.S.$175,000,000

Goldman Sachs Lending Partners LLC	Commitment: U.S.$150,000,000

Morgan Stanley Bank, N.A.	Commitment: U.S.$150,000,000

UBS AG Canada Branch	Commitment: U.S.$150,000,000

Credit Agricole Corporate and Investment Bank	Commitment: U.S.$125,000,000

Lender	Commitment	Swingline Sub-Commitment

Sumitomo Mitsui Banking Corporation of Canada	Commitment: U.S.$125,000,000

US Bank, National Association, Canada Branch	Commitment: U.S.$125,000,000